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DELOITTE & TOUCHE LLP/LOGO/
Suite 3600
555 Seventeenth Street
Denver, Colorado 80202-3942
Telephone: (303)292-5400
Facsimile: (303)312-4000

To the Board of Directors of
The New York Tax-Exempt Income Fund, Inc.:

In planning and performing our audit of the financial statements of The New York Tax-Exempt Income Fund, Inc. (Fund) for the year ended October 31, 1997 (on which we have issued our report dated November 21, 1997), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1997.

This report is intended solely for the information and use of management, the Board of Directors and the Securities and Exchange Commission.

Yours truly,


/s/Deloitte & Touche LLP

November 21, 1997


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DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
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